As filed with the Securities and Exchange Commission on February 27, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NATIONAL GRID PLC

(Exact Name of Registrant as Specified in its Charter)

England and Wales	98-0367158
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1-3 Strand

London WC2N 5EH

United Kingdom

(Address of Principal Executive Offices)

National Grid plc Annual Performance Plan

National Grid plc Employee Stock Purchase Plan

National Grid plc Long Term Performance Plan

National Grid plc Retention Award Plan

National Grid USA Companies’ Incentive Thrift Plan

(Full Title of the Plans)

Gregory Barone

National Grid plc 300 Erie Boulevard West

Syracuse, NY 13202

United States

(Name and Address of Authorized US Representative Agent for Service)

+1 315-428-6717

(Telephone Number, Including Area Code, of Agent for Service)

Copies of communications, including communications sent to agent for service, should be sent to:

Jeffrey C. Cohen

Linklaters LLP

1290 Avenue of the Americas

New York, NY 10104

1-212-903-9014

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

All information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 (the “Securities Act”) and the Note to Part I of Form S-8. The document(s) containing the information specified in Part I will be delivered to employees of the Registrant and employees of subsidiaries of the Registrant participating in the plan covered by this Registration Statement as required by Rule 428(b) (1) under the Securities Act. These documents and the documents incorporated herein by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The reports listed below have been filed with or furnished to the Commission by National Grid plc (“National Grid” or the “Registrant”) and are incorporated herein by reference to the extent not superseded by documents or reports subsequently filed or furnished:

(a)

the Registrant’s Annual Report on Form 20-F for the fiscal year ended March 31, 2025, filed with the Commission on May 29, 2025 (File No. 001-14958), pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)

National Grid USA Companies’ Incentive Thrift Plan (the “Plan”) Audited Financial Statements for the year ended December 31, 2024, as contained in the Plan’s annual report on Form 11-K for the year ended December 31, 2024.

(c)	the Registrant’s Current Report on Form 6-K filed to the Commission on November 6, 2025 (File No. 001-14958); and

(d)

the description of the Registrant’s American Depositary Shares and Ordinary Shares as contained in its Annual Report on Form 20-F (File No. 001-14958) filed on May 29, 2025, including any amendment subsequently filed for the purpose of updating such description.

All documents subsequently filed by National Grid pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicate that all securities have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. To the extent designated on the cover page as incorporated by reference herein, certain reports on Form 6-K furnished to the Commission shall be deemed to be incorporated by reference in this Registration Statement from the date that such reports are furnished to the commission.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Indemnity and insurance

The United Kingdom Companies Act 2006 (the “Companies Act”) allows an English company to indemnify its directors against liability and to provide its directors with funds to cover the costs incurred in defending legal proceedings against him or her. Under the Companies Act, an English company is allowed to indemnify its directors against any liability incurred by a director to any person (other than the company itself or any associated company) in connection with any negligence, default, breach of duty or breach of trust in relation to the company, by means of a “qualifying third party indemnity provision”. A “qualifying third party indemnity provision” may cover the costs of a judgment against a director but cannot include (i) costs incurred by a director to the company or any associated company; (ii) fines imposed in criminal proceedings and penalties imposed by regulatory authorities by way of a penalty in respect of non-compliance with any requirement of a regulatory nature; (iii) costs incurred in defending criminal proceedings where the director is convicted or civil proceedings brought by the company or an associated company where judgment is given against him; or (iv) costs incurred in proceedings for certain relief where the court refuses to grant such relief.

National Grid arranges Directors’ and Officers’ liability insurance cover. A qualifying third party indemnity provision was granted in favor of the directors in accordance with Sections 232 to 234 of the Companies Act. The indemnity provision is contained in National Grid’s articles of association at Articles 128.1 to 128.3 which are set out below.

Article 128 of the Articles of Association of Registrant provides as follows:

128  Indemnity and insurance

128.1	“To the fullest extent permitted by law, we will indemnify any person who is or was at any time our Director or officer out of our own funds against the following:

(a)	Any liability incurred by or attaching to them in connection with any negligence, default, breach of duty or breach of trust by them in relation to NG other than:

(i)	any liability to us or any associated company; and

(ii)	any liability of the kind referred to in Section 234(3) of the Companies Act.

(b)	Any other liability incurred by or attaching to them:

(i)	in actually or seemingly carrying out their duties;

(ii)	in using or seemingly using their powers; and

(iii)	in any other activity connected to their duties, powers or office.

Where a Director or officer is indemnified against any liability in line with this Article 128, the indemnity will cover all costs, charges, losses, expenses and liabilities incurred by them.”

128.2	“As well as the cover provided under Article 128.1 above, the Directors will have power to purchase and maintain insurance for or for the benefit of:

(a)	any person who is or was at any time a Director or officer of any relevant company; or

(b)	any person who is or was at any time a trustee of any pension fund or employees’ share scheme in which employees of any relevant company are interested.

This includes insurance against any liability incurred by or attaching to them through any act or omission:

(i)	in actually or seemingly carrying out their duties;

(ii)	in using or seemingly using their powers; and

(iii)	in any other activity connected to their duties, powers or offices; in relation to:

(a)	any relevant company;

(b)	any pension fund; or

(c)	any employees’ share scheme;

and all costs, charges, losses, expenses and liabilities incurred by them in relation to any act or omission.”

128.3	“Subject to the law, we will:

(a)

provide a Director or officer with funds to meet expenditure they have incurred or may incur in defending any criminal or civil proceedings or in connection with any application under the provisions mentioned in Section 205(5) of the Companies Act;

(b)	provide a Director or officer with funds to meet expenditure they have incurred or may incur in defending an investigation by a

(c)	regulatory authority or against action proposed by a regulatory authority in connection with any alleged negligence, default,

(d)	breach of duty or breach of trust by him or her in relation to us; and

(e)	do anything to enable a Director or officer to avoid incurring such expenditure, but any funds we provide or other things we do will be in line with Section 205(5) of the Companies Act.”

UK Companies Act 2006

Section 232(1) of the Companies Act states that a company cannot exempt a director from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company. Furthermore, Section 232(2) of the Companies Act states that a company cannot, either directly or indirectly, provide an indemnity for a director of the company, or of an associated company, against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director, except as permitted by Sections 233, 234 and 235 of the Companies Act. Section 233 permits a company to purchase and maintain insurance against the liability mentioned in Section 232(2). Section 234 sets out the conditions which must be fulfilled for an indemnity to be a qualifying third party indemnity. The indemnity must not provide: (i) any indemnity against any liability incurred by the director to the company or to any associated company; (ii) any indemnity against any liability incurred by the director to pay a fine imposed in criminal proceedings or a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature; and (iii) any indemnity against any liability incurred by the director (a) in defending criminal proceedings in which he is convicted, (b) in defending civil proceedings brought by the company or an associated company in which judgment is given against him or (c) where the court refuses to grant him relief in connection with an application under Section 661(3) or (4) (relief in case of acquisition of shares by innocent nominee) or under Section 1157 (relief in case of honest and reasonable conduct). Section 235 permits indemnification of a director of a company that is a trustee of an occupational pension scheme against liability incurred in connection with the company’s activities as a trustee of the scheme, but not against any liability incurred by the director to pay a fine imposed in criminal proceedings or a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature, or any liability incurred by the director in defending criminal proceedings in which he is convicted as a final decision.

Section 205 of the Companies Act provides that a company can provide a director with funds to meet expenditures incurred or to be incurred by him in defending any criminal or civil proceedings in connection with any alleged negligence, default, breach of duty or breach of trust by him in relation to the company or an associated company, or in connection with any application for relief under Section 661(3) or (4) (relief in case of acquisition of shares by innocent nominee) or Section 1157 (relief in case of honest and reasonable conduct).

The terms on which such loan or other assistance is given must include a requirement that the loan be repaid or the liability discharged if the director is convicted, judgment is given against him or the court refuses to grant the relief on the application.

Except in limited circumstances (Section 994 of the Companies Act) when a company’s affairs are being or have been conducted in a manner unfairly prejudicial to the interests of all or some shareholders, or when any act or omission of the company is or would be so prejudicial, English law does not generally permit class action lawsuits by shareholders on behalf of the company or on behalf of other shareholders.

We will indemnify and hold harmless each of our directors and officers or authorized representatives who signs the registration statement from and against civil liabilities, including liabilities under U.S. securities laws, which they may incur in their capacity.

ITEM 7. EXEMPTION FROM REGISTRATION FUNDS.

Not applicable.

ITEM 8. EXHIBITS.

4.1	Memorandum and Articles of Association of National Grid plc, incorporated by reference to Exhibit 1.1 of the Registrant’s 2025 Form 20-F, filed on May 29, 2025, File No. 001-14958

4.2	National Grid plc Employee Stock Purchase Plan

4.3	National Grid plc Long Term Performance Plan

4.4	National Grid plc Retention Award Plan

4.5	National Grid plc Annual Performance Plan

4.6	National Grid USA Companies’ Incentive Thrift Plan

5.1	No opinion of counsel required as the securities being registered are not original issuance securities.

23.1	Consent of Deloitte LLP, independent registered public accounting firm, London England re 20-F financial statement

23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm, New York USA re National Grid USA Companies’ Incentive Thrift Plan

24.1	Powers of Attorney (included in the signature page of this registration statement)

107	Filing Fee Table

ITEM 9. UNDERTAKINGS.

(a)	The undersigned Registrant and, where applicable, Plan, hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions discussed in item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of London, England on this 27th day of February, 2026.

NATIONAL GRID PLC

By:	/s/ Zoë Yujnovich
Name: Zoë Yujnovich
Title: Chief Executive

POWER OF ATTORNEY

The undersigned do hereby constitute and appoint Zoë Yujnovich, Chief Executive Officer; Andy Agg, Chief Financial Officer; Justine Campbell, Chief Legal Officer, Alexandra Lewis, Group Treasurer and Julian Baddeley, Group Company Secretary, all or any one of them, our true and lawful attorneys and agents, to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents required in connection therewith, and to do any and all acts and things in our names and in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement; and we do hereby ratify and confirm all that the said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 27 day of February 2026.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated above.

Signature	Title

/s/ Zoë Yujnovich Zoë Yujnovich	Chief Executive, Executive Director (Principal Executive Officer)

/s/ Andy Agg Andy Agg	Chief Financial Officer, Executive Director (Principal Financial Officer)

/s/ Paula Rosput Reynolds Paula Rosput Reynolds	Chair

/s/ Jacqui Ferguson Jacqui Ferguson	Independent Non-Executive Director

/s/ Lord Ian Livingston Lord Ian Livingston	Senior Independent Non-Executive Director

Signature	Title

/s/ Iain Mackay Iain Mackay	Independent Non-Executive Director

/s/ Anne E. Robinson Anne E. Robinson	Independent Non-Executive Director

/s/ Earl Shipp Earl Shipp	Independent Non-Executive Director

/s/ Jonathan Silver Jonathan Silver	Independent Non-Executive Director

/s/ Tony Wood Tony Wood	Independent Non-Executive Director

/s/ Martha Wyrsch Martha Wyrsch	Independent Non-Executive Director

/s/ Gregory Barone Gregory Barone	Authorized Representative in the United States